Exhibit 99.1

CONSENT OF PERSON NAMED
TO BECOME A DIRECTOR

          The undersigned each consent to being named in the Registration Statement on Form S-1 (the “Registration Statement”) of Methes Energies International Ltd. (the “Company”) as a person who will become a director of the Company immediately following the closing of the initial public offering contemplated by the Registration Statement.

Date: As of May 29, 2012

/s/John Pappain

John Pappain

/s/Perichiyappan Senthilnathan

Perichiyappan Senthilnathan

/s/Anthony T. Williams

Anthony T. Williams